EXHIBIT 99.1

Remarks by Michael E. Szymanczyk, Altria’s Chairman and Chief Executive Officer at the Barclays Capital Back to School Consumer Conference

Boston, MA

September 9, 2009

Remarks by Mr. Fleet

Good morning and thank you for joining us for today’s presentation.

Our remarks today contain projections of future results. I direct your attention to the Forward-Looking and Cautionary Statement section at the end of today’s press release for a review of the various factors that could cause actual results to differ from projections. Altria Group, Inc. (Altria) reports its financial results in accordance with generally accepted accounting principles. Today’s presentation may contain various operating results on both a reported basis and on an adjusted basis, which excludes items that affect the comparability of reported results. Reconciliations are available on our website, www.altria.com.

Now, it gives me great pleasure to introduce Mike Szymanczyk, Chairman and Chief Executive Officer of Altria.

Remarks by Mr. Szymanczyk

Thank you Cliff and good morning everyone. Joining me here today are Dave Beran, Altria’s Executive Vice President and Chief Financial Officer; Craig Johnson, Executive Vice President of Altria and President of Philip Morris USA (PM USA); Marty Barrington, Altria’s Executive Vice President, Chief Compliance & Administrative Officer; and Murray Garnick, Altria’s Senior Vice President of Litigation. We are pleased to be here today discussing Altria’s performance against its 2009 plan to deliver strong returns to our shareholders, as well as our opportunities for future growth.

Altria is the premier tobacco company in the United States with three operating companies which have leading positions in the major tobacco categories of cigarettes, smokeless tobacco and machine-made large cigars. Altria’s tobacco operating companies have four terrific brands: Marlboro, Copenhagen, Skoal and Black & Mild, which are well-positioned in their respective categories. Altria also has a substantial position in the alcohol business with Ste. Michelle Wine Estates (Ste. Michelle) and an economic interest in SABMiller plc. (SABMiller).

The last year has been one of transition for Altria as the company continues reshaping itself to be best positioned to take advantage of total tobacco space opportunities.

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We successfully completed the integration of John Middleton Co. (Middleton) with its leading brand Black & Mild, giving Altria a strong position in the highly profitable and growing machine-made large cigar category;

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We are successfully executing the integration of UST LLC (UST) and its smokeless subsidiary U.S. Smokeless Tobacco Company (USSTC), giving Altria the leading position in the growing and profitable smokeless tobacco category;

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We have used the UST acquisition as a catalyst to reshape our corporate structure through the creation of three central support organizations – Altria Client Services, Altria Sales & Distribution and Altria Consumer Engagement Services – each of which will more efficiently and effectively provide services to our operating companies; and finally,

•	We continue to reduce our cigarette-related infrastructure ahead of volume declines through actions such as PM USA’s closing of the Cabarrus, NC cigarette production facility.

The external environment for business in general and tobacco companies in particular has been challenging through the first eight months of 2009.

•	The economy has remained in recession, with high unemployment and low levels of consumer confidence;

•	Excise taxes on tobacco products have significantly increased; and

•	On June 22, the President signed the Family Smoking Prevention and Tobacco Control Act into law, granting the Food and Drug Administration (FDA) regulatory authority over tobacco products.

The economic environment remains challenging, as unemployment levels are above 9% and consumer confidence remains very low when compared to the past decades. We remain cautious about the impact this environment has on adult consumers, and are vigilant about appropriately managing the value equations on our operating companies’ leading premium brands during these difficult economic times.

On April 1, federal excise taxes (FET) on tobacco products significantly increased, which included a $0.62 increase on a pack of cigarettes, bringing the federal excise tax to $1.01 per pack. In addition, there have been several state excise tax increases on cigarettes enacted over the course of the year. Through September 1, twelve states and Puerto Rico have increased their cigarette excise taxes with an average increase of $0.51 per pack. The weighted average state excise tax on a pack of cigarettes as of September 1 was $1.24, an increase of $0.12 from the beginning of the year.

As a result of these tax increases and manufacturers’ pricing and promotion changes, the average retail price for a pack of cigarettes increased approximately 25% in the second quarter of 2009 versus the same year-ago period. When adjusted for changes in trade inventories, the cigarette category’s volume declined an estimated 8% in the second quarter of 2009, which is in-line with historical price elasticity. The estimated long-term growth rates for the machine-made large cigars and smokeless tobacco categories remained relatively stable, at 3% and 7%, respectively.

The tobacco manufacturers’ profit pool continued to grow despite this challenging taxation environment. In the first half of 2009, the estimated total tobacco profit pool increased 7.5% to $5.6 billion versus the first half of 2008. Altria’s estimated share of this manufacturers’ profit pool increased from 48% to 55%, primarily due to our acquisition of UST earlier this year.

As I mentioned earlier, FDA legislation was signed into law in June. Federal regulation of tobacco products will bring about change which, if implemented thoughtfully, should benefit adult tobacco consumers in the long-term. In addition, having clear rules established by a federal agency should promote more predictability as to how each of us in the tobacco industry is expected to operate.

While we do not agree with every element of this law, including those we believe cross constitutional limits, we supported its enactment. We intend to work constructively with the agency and others in the industry in a way that enables the FDA to benefit from our experience, knowledge and expertise, and respects the many stakeholders involved in the tobacco industry.

The implementation of this law will take place over time. Some provisions took effect when the President signed the bill into law. Many of the changes required by the statute, however, will not take effect for some time. Several areas require the FDA to take action through rulemaking, which generally involves consideration of public comment and, for some issues, scientific review.

Here are a few highlights of what we expect to happen between now and next August as the law is implemented.

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The first quarterly user fees to pay for FDA regulation are due later this month. The industry user fee is $82 million in 2009 and increases to $289 million in the 2010 calendar year. The user fee is allocated among regulated tobacco manufacturers based on their federal excise tax payments and other factors;

•	In March 2010, the FDA is required to issue regulations regarding the sale, promotion and advertising of cigarettes and smokeless tobacco products;

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By June 2010, cigarette manufacturers are required to remove descriptors, such as “light” and “low tar,” from cigarette packs and advertising, and smokeless tobacco manufacturers are required to make packaging label changes, including an additional text warning; and

•	By August 2010, the Tobacco Products Scientific Advisory Committee is to issue a report on the impact of menthol on public health.

There are other changes that are scheduled to take effect at various times after August 2010, including color graphic warnings for cigarettes. The FDA is required to prescribe color graphic warning requirements by no later than June 2011. Cigarette manufacturers will then have fifteen months from this FDA regulation to comply, which could be as late as September 2012.

The implementation of this regulatory framework over the coming years will bring about change. Each of our companies has a long history of successfully adapting to changes in the business operating environment, and many of you have seen us do so, whether it was the implementation of the Master Settlement Agreement or other federal, state or local legislation. We have been preparing for this regulatory framework for many years, and we accelerated our work after enactment of the law with the creation of a regulatory affairs department to coordinate all the activities of Altria’s operating companies. I am confident that Altria and its talented employees will successfully adapt to FDA regulation.

Despite challenges faced in this difficult operating environment, Altria performed very well in the first half of 2009. Our cigarettes segment’s adjusted operating companies income increased 8.8% compared to the first half of 2008. Marlboro’s retail share was the same as the first half of 2008, despite the pricing dislocation caused by the federal excise tax increase and competitive promotional spending.

The smokeless products segment reported adjusted operating companies income of $339 million for the first six months of 2009. The UST integration is proceeding very smoothly and over 98% of planned employee separations have occurred. UST’s smokeless business, USSTC, is now a brand management and manufacturing company, with the rest of its business needs provided under services agreements with our centralized support organizations: Altria Client Services, Altria Sales & Distribution, and Altria Consumer Engagement Services. Additionally, in late March, USSTC enhanced the value equation on Copenhagen and Skoal with a national everyday low price strategy. As a result, USSTC’s premium retail share of moist smokeless tobacco sales stabilized, as it began and ended the second quarter of 2009 at the same level. USSTC continues to monitor and modify its pricing on a local basis as required by competitive conditions.

The cigars segment’s adjusted operating companies income was up 3.2% through the first half of 2009, despite a first-half volume decline of 7.8%, primarily due to one-time changes in trade inventories. Black & Mild continued its strong retail share performance, growing 1.9 share points.

Through the first half of the year, the wine segment’s adjusted operating companies income was $24 million. Altria’s wine segment continues to show strong underlying strength, but has been negatively impacted by continuing trade inventory depletions and weakness in on-premise sales, including restaurants and bars.

For the first six months of 2009, the financial services operating companies income increased by $99 million to $203 million, primarily due to higher gains on asset sales.

Altria’s $1.5 billion cost reduction program remains on track. Altria and its operating companies achieved savings of $805 million off their 2006 cost base through the end of the second quarter of 2009. These cost reduction initiatives have significantly improved operational efficiencies across the Altria family of companies and reduced headcount. The headcount of Altria and its family of companies at the end of August was essentially the same as it was at the end of 2008, despite the acquisition of UST and its subsidiaries USSTC and Ste. Michelle on January 6, 2009.

Altria has also maintained its strong balance sheet and a focus on dividends. On August 27, Altria’s Board of Directors authorized a 6.3% increase in the annual dividend to $1.36 per common share, reflecting the underlying financial strength of our business. Over the last five years, Altria has increased its dividend by an average of 8.5% per year.

Altria continues to deliver solid earnings per share growth and strong returns to its shareholders. Through the first half of the year Altria’s adjusted diluted earnings per share increased 8.5%

compared to the same period in 2008, and the company’s total shareholder return was 26% as of August 31, outpacing the S&P 500’s total return of 15% and the S&P Food, Beverage & Tobacco Index’s total return of 10%. Due to our FET-related pricing strategies earlier this year, our third and fourth quarters of 2009 are planned to have lower adjusted EPS growth when compared to the first and second quarters of this year. However, we remain confident of growing our adjusted full-year earnings per share to a range of $1.72 to $1.77, representing a growth rate of 4% to 7% from an adjusted base of $1.65 per share in 2008.

We are very pleased with Altria’s 2009 performance, and are laying a strong foundation for future success. We are focused on four growth objectives:

•	First, maximizing income while maintaining share momentum on Marlboro in the cigarette category;

•	Second, returning Copenhagen and Skoal to volume growth in-line or slightly ahead of category growth rates;

•	Third, profitably assuming share leadership in the machine-made large cigar category driven by the growth of Black & Mild; and finally,

•	Continuing to grow Ste. Michelle’s income and improve its return on assets.

Altria’s tobacco operating companies increase their profitability primarily with investments behind four strong premium brands: Marlboro, Copenhagen, Skoal and Black & Mild. These brands all have sizeable share of their respective categories, strong adult demographics and high brand loyalty. They also have opportunities to continue growing their share and income by offering adult consumers new and innovative products in segments the brands have historically underserved.

PM USA has a strong position in the cigarette category, with a retail share of 50.2% in the first half of 2009. PM USA continues to build its cigarette profitability by focusing primarily on Marlboro, which is by far the nation’s largest cigarette brand.

The cigarette category’s largest segment is non-menthol, with a retail share of 71% in the first half of 2009. PM USA’s retail share of the non-menthol segment during this period was 59%. It was the leading company in every part of the non-menthol segment, from full-flavor to ultra-light.

The menthol segment constitutes the balance of the cigarette category, with a first-half retail share of 29%, just above its prior historical peak in 1982. PM USA has a 28% share of the menthol segment and a strong position in every menthol area except one – full-flavor menthol. It is in this area that PM USA is focusing its new product activity, as it represents the greatest opportunity for growth.

Since 2002, PM USA has increased its share of the menthol segment from 24.5% to 28%, largely due to the success of Marlboro Menthol. During that time period, Marlboro Menthol grew 2.8 share points behind a number of successful product line extensions, and was the nation’s fastest-growing menthol brand, and is now the menthol segment’s second largest brand. In the second quarter of 2009, PM USA introduced Marlboro Blend No. 54, the latest innovative menthol packing from Marlboro. Since its introduction, Marlboro Blend No. 54 has generated strong trial among adult tobacco consumers. PM USA is also planning to introduce L&M Bold Menthol later this year as an excellent value for adult full-flavor menthol consumers in geographies with high full-flavor menthol development.

Altria’s tobacco operating companies have a very strong position in the highly profitable and growing smokeless tobacco business. For the first half of 2009, USSTC’s and PM USA’s retail share of the smokeless tobacco category, which we now define as moist smokeless and spit-less tobacco products, was 55.5%.

USSTC plans to build its smokeless category profitability by focusing primarily on Copenhagen and Skoal, which are the category’s leading premium brands. PM USA will focus its efforts on Marlboro smokeless tobacco products.

Today, smokeless tobacco products fall into five primary flavor segments: wintergreen, natural, straight, mint and all other. The wintergreen segment is the largest at 39%, followed by natural at 33% and straight at 11%.

USSTC has strong share positions in most of these flavor segments, but is underdeveloped in the growing wintergreen segment. This is because Copenhagen, despite having a 23% share of the total smokeless category in the first half of 2009, does not have a wintergreen offering. USSTC plans to take advantage of this growth opportunity by launching Copenhagen Wintergreen Long-Cut this fall. If Copenhagen were to achieve a 23% share of the wintergreen segment, that represents a nine share point opportunity.

Adult smokeless tobacco consumers also like to buy products in different forms, primarily characterized today as long-cut, fine-cut, and pouches. Long-cut is the largest selling form, at approximately 62% of the smokeless category, followed by fine-cut at 28% and pouches at 10%. The long-cut and pouch segments are growing, while fine-cut is declining. USSTC is the industry leader in fine-cut and pouches, and underdeveloped in long-cut, a situation that should be helped by the launch of Copenhagen Wintergreen Long-Cut.

Both USSTC and PM USA are planning initiatives to take advantage of the rapid growth in pouches over the last few years. Several initiatives in this area will unfold late this year and in 2010. One of them is the expansion of Marlboro Snus. This innovative product allows adult consumers to enjoy tobacco with a spit-free pouch, which comes in a convenient and attractively priced recloseable package to maintain freshness. PM USA will expand Marlboro Snus more broadly this fall.

Wintergreen, long-cut and pouches represent just some of the significant growth opportunities before us as we complete the integration of USSTC and the restructuring of Altria.

We also see significant, unexploited opportunities for growth in the machine-made large cigar category. Middleton has a strong position in this category with its growing Black & Mild brand.

The machine-made large cigar category consists of three segments. Tipped cigarillos represented 35% of machine-made large cigar volume in the first half of 2009, while untipped cigarillos and non-cigarillos represented 43% and 22%, respectively.

Middleton, with its leading brand Black & Mild, has historically competed primarily in the tipped cigarillo segment. Its retail share of tipped cigarillos in the first half of 2009 was 84%, an increase of 2.4 share points from the preceding year. Product innovations such as Black & Mild Wood Tip, and the newly introduced Black & Mild Wood Tip Wine have helped build the brand’s strong position among adult consumers who smoke tipped cigarillos.

Untipped cigarillos represent the largest incremental growth opportunity for Middleton. Untipped cigarillo retail share grew 3.6 share points in the first half of 2009 versus the prior year period, and Middleton historically has had no products in this growing segment. In the third quarter, the company began test marketing its new untipped product, Black & Mild Cigarillo, in the state of Georgia. We believe that this product, as well as other untipped tobacco products, represent a significant opportunity for Middleton to grow its share and income in the future.

So, Altria’s tobacco operating companies are planning to introduce an array of innovative tobacco products in 2009 and others that I haven’t mentioned in 2010 to continue building their brands and grow retail share and income. These products should allow our tobacco operating companies to build their businesses in growing segments they have historically underserved. Many of these initiatives are scheduled to be in the marketplace by early December 2009, with full impact on volume, share and income expected in 2010 and beyond.

Altria’s leadership position in the tobacco space through its tobacco operating companies enables a comprehensive approach to tobacco category management at the retail level. The tobacco space is very important to many retailers. According to Convenience Store News, the cigarette category alone represented about 33% of in-store convenience store revenues, and about 17% of in-store profits in 2008. In addition, the other tobacco products segments, which include smokeless tobacco and cigars, were the fastest-growing category in convenience stores outside of food service.

In June 2009, we created Altria Sales & Distribution to better manage Altria’s leadership position in the total tobacco space. This organization serves all our tobacco operating companies and has over 2,000 highly trained professionals calling on over 240,000 stores at least once a month. Its role is to strengthen relationships with tobacco wholesalers and retailers by designing and implementing retail trade programs for PM USA, Middleton, and USSTC centered on the following principles:

•	First, having the best brands in the best positions;

•	Second, allocating shelf space to brand share to assure in-stock inventory;

•	Third, communicating new products and promotions to adult tobacco consumers; and finally,

•	Encouraging underage sales prevention through non-self service merchandising.

In addition to trade programs, Altria Sales & Distribution provides fixtures, promotions, and suggestions around product selection and pricing strategies for our tobacco operating companies’ brands to help retailers manage their business to satisfy adult tobacco consumer preferences and to improve profitability. An integrated tobacco category platform at retail stores should generate operational efficiencies for stores by generating higher profitability per square foot, improving the visibility of the higher margin tobacco segments of smokeless tobacco and machine-made large cigars to adult consumers, while also reducing youth access to tobacco products.

This organization also enables the effective introduction of new and innovative products to meet changing adult consumer preferences. Altria Sales & Distribution has significantly improved the speed to market for new product launches, reducing the time needed for new cigarette launches by almost 30% compared to 2006. This enhanced speed to market, initially developed by PM USA, is now being applied to USSTC’s and Middleton’s brands to improve the retail presence and look of new and innovative products offered by these companies. Altria Sales & Distribution has also proven its ability to manage multiple initiatives across all of Altria’s tobacco operating companies. Through the first six months of 2009, over one hundred initiatives were successfully executed, a substantial increase from prior years.

Because tobacco products are so important to many retailers’ financial success, Altria Sales & Distribution assists these retailers to responsibly grow their tobacco profits by providing them valuable insights and information. Altria Sales & Distribution plans to roll out a new category management tool called “CatMan” to provide relevant insights and help retailers better manage their tobacco categories. This tool will provide retailers store-level and marketplace data for the tobacco categories, as well as revenue and contribution information down to the item level. It should allow the trade to better analyze their business and opportunities for growth.

Ste. Michelle remains one of the fastest-growing top-ten premium wine producers in the United States, with a strong portfolio of well-regarded wines. Ste. Michelle remains focused on its “String of Pearls” growth strategy, where the company develops or acquires unique wine assets or distribution rights with legacies of leadership and growth in key wine segments. In April 2009, Ste. Michelle became the exclusive U.S. importer of Champagne Nicolas Feuillatte, the number one selling champagne brand in France and number three at the international level. This agreement allows Ste. Michelle to fill a category niche in its product portfolio while leveraging its existing U.S. based infrastructure. Ste. Michelle has performed very well over the past few years, growing its operating companies income and return on assets, and plans to remain focused on these objectives, while bringing some diversity to our operating company portfolio.

I would now like to make a few comments on tobacco-related litigation. Overall, Altria and its subsidiaries have achieved substantial success in managing litigation, but, as has been the case in the past, significant challenges remain. A detailed discussion of the companies’ litigation can be found in our most recent Form 10-Q, available on www.altria.com. Although I will not take the time now to repeat that discussion, we would be happy to answer any questions you may have when we get to our question and answer session. Our approach to litigation remains the same: we have vigorously defended litigation claims in the past and will continue to do so in the future.

Overall, we are very pleased with Altria’s 2009 first-half financial performance:

•	The company reported strong adjusted diluted earnings per share growth of 8.5% versus the year-ago period;

•	Altria recently increased its dividend by 6.3% to an annualized rate of $1.36 per share; and

•	Altria’s total return to shareholders through August 31, 2009 was 26%. With a current dividend yield of 7.4%, Altria remains a very compelling investment.

Altria is mindful of its long-term adjusted earnings per share growth target of 8% -10% per year. We continue to believe this is an achievable objective, though the company is not immune from the business environment in any given year, such as the challenging operating environment faced by almost all companies in 2009.

Altria is focused on four strategies to achieve its long-term growth target.

First, grow income by investing in the four strong brands of its tobacco operating companies, while continuing to optimize cost structures. Marlboro, Copenhagen, Skoal and Black & Mild are well-positioned in the largest and most profitable tobacco categories, and have ample growth opportunities through the introduction of new products into segments they have historically underserved.

Second, remain focused on returning a large amount of cash to shareholders with an aggressive dividend policy. Altria plans to maintain its targeted 75% dividend payout ratio, and increase its dividend in-line with future adjusted earnings per share growth. Altria has increased its dividend forty-two times in the last forty years. In an environment where seventy-four companies in the S&P 500 have cut their dividends since July 2008, our recent 6.3% increase demonstrates our commitment to return a significant amount of cash to shareholders through dividends.

Third, preserve a strong balance sheet. A conservative balance sheet protects the company’s investment grade credit rating, ensures access to the capital markets for both short and long-term debt, and allows the company to have adequate liquidity to respond to unforeseen circumstances and protect the cash flow generated from ongoing operations.

Altria’s economic interest in SABMiller is an important element of the balance sheet and contributes to Altria’s financial performance by:

•	First, helping solidify Altria’s investment grade credit rating;

•	Second, growing Altria’s earnings per share; and finally,

•	Strengthening Altria’s financial profile.

This investment has grown in value from $3.4 billion in 2002 to $10.0 billion as of August 31, 2009. Since 2002, when Altria first held an economic interest in the company, the SABMiller investment has also contributed $3.1 billion in equity earnings and paid over $1.3 billion in dividends to Altria. We currently plan to maintain our interest in SABMiller.

Our final strategy is to reduce the cost of debt. Reducing debt costs will increase income, strengthen the balance sheet, and also grow adjusted earnings per share.

For now, we see this path as superior to share repurchases. Successfully maintaining our focus on these four strategies should enable us to continue delivering superior returns to our shareholders out into the future.

Thank you for the opportunity to speak with you.